FOR IMMEDIATE RELEASE
Media Contact:
Marc Abshire
(703) 310-9184
marc.abshire@neustar.biz
NeuStar Wins Contract for United States’ Internet
Domain
Incumbent Selected to Administer .US Registry; Judged Best Choice for
Operational Performance, Technological Excellence, Policy Compliance,
Product Innovation and Marketing
STERLING, Va., October 22, 2007 — NeuStar (NYSE: NSR) today announced that it has been awarded the contract to operate and administer the .US Internet domain name registry. The official country-code top level domain (ccTLD) for the United States, .US is overseen by the United States Department of Commerce.
The original .US registry contract was awarded to NeuStar in June 2001, and is due to expire on October 25, 2007. The new contract term is for a base of three years beginning October 26, 2007, with the possibility of two one-year extensions.
NeuStar won the competitive .US procurement after the Department of Commerce conducted a careful, thorough, and objective evaluation of all proposals. Criteria for selection included bidders’ experience, track record, and ability to deliver operational performance, technological excellence, policy compliance, product innovation, and marketing. NeuStar was judged to be the best overall registry operator under these criteria.
“NeuStar is very pleased to retain operational and administrative responsibility for the .US domain, and we are honored that the Department of Commerce has placed its trust in us once again,” said Richard Tindal, vice president of domain name services at NeuStar. “This award is a validation of NeuStar’s exemplary performance and stewardship, and demonstrates the value that we provide to the government and to the industry. We are proud to remain in this important role.”
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About NeuStar, Inc.
NeuStar is a provider of clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.NeuStar.biz.